Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Atlas Technical Consultants, Inc. on Form S-3 of our report dated March 25, 2019, with respect to our audits of the financial statements of Boxwood Merger Corp. as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and for the period from June 28, 2017 (inception) through December 31, 2017 appearing in the Annual Report on Form 10-K of Boxwood Merger Corp. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 14, 2020